Exhibit 10.28

FIRST AMENDMENT TO EMPLOYMENT CONTRACT

This FIRST AMENDMENT is made as of the 15th day of November, 2006 (the “Effective Date”), between DAVID CATHCART (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated as of July 1, 2005 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to further amend certain terms and provisions of the Employment Contract;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1.	Section 1 of the Employment Contract is amended to extend the Initial Term through and until July 1, 2008.

2.	Section 2 of the Employment Contract is amended by deleting the paragraph and replacing it with the following:

Duties and Responsibilities. Employee shall be employed as Chief Financial Officer reporting directly to the Chief Executive Officer. As Chief Financial Officer, Employee shall have day-to-day responsibilities related to overseeing all finance and accounting functions, including but not limited to financial reporting and taxes, investor relations, performing and directing financial analysis to support operational, sales, pricing and marketing decisions, and certain administrative functions, in addition to any specific related duties and responsibilities as may be assigned to him by the CEO of the Company. In addition, during the Term of this Employment Contract, Employee shall be responsible for preparing and submitting to the Company at least ninety (90) days prior to the end of the Company’s calendar year an annual budget and business plan for the operation of the Company for the upcoming calendar year. Said annual budget and business plan either shall be approved as submitted, or modified, revised, or amended by the Company and delivered to Employee as the annual budget and business plan for the Company during the applicable calendar year. Employee agrees that he will not take any action inconsistent with the annual budget and business plan of the Company, as approved by the Company.

3.	Section 3(a) of the Employment Contract is amended to increase the Base Salary to $275,000.00, as of the Effective Date.

4.	Section 3(b) of the Employment Contract is amended to increase the automobile allowance to $1,000 per month, as of the Effective Date.

5.	Section 3(c) of the Employment Contract is amended to state that the bonus range shall be “0% to 50%.”

6.	Section 3(e) of the Employment Contract is amended to substitute “four (4) weeks” where “three (3) weeks” currently appears.

7.	Sections 6(c) and (d) of the Employment Contract are amended to substitute “twelve (12) months” wherever the words “six (6) months” currently appear.

8.	Section 6 is amended to add a new subsection 6(f), as follows:

(f) Renewal. This Employment Contract shall automatically renew for successive two-year terms (each, a “Renewal Term”), unless either party shall provide notice of non-renewal at least twelve (12) months prior to the expiration of the then-current Initial Term or Renewal Term, as applicable. The Initial Term and any Renewal Terms shall be collectively referred to as the “Term” of this Employment Contract. In the event either party provides at least twelve (12) months’ prior notice of non-renewal in accordance with this paragraph, this Employment Contract shall terminate at the end of the then-current Term, and Employee shall receive his Base Salary and other benefits as provided herein through the end of the Term and not thereafter.

9.	Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EMPLOYEE:

/s/ David Cathcart
David Cathcart

COMPANY:
TRX, INC.

By:	/s/ Norwood H. Davis III

Printed Name:	Norwood H. Davis III

Title:	President & CEO

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